June 3, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, DC 20549

            RE: Amendment No. 2 to Registration Statement on Form S-1 Cardinal Airlines, Inc.

Gentlemen:

            This firm has acted as counsel for Cardinal Airlines, Inc. (the "Company")in connection with the proposed public offering by the Company of one million nine hundred thousand(1,900,000) Units, and of one hundred thousand (100,000) Units by certain shareholders, each Unit being comprised of one (1) share of Common Stock (par value $.01) (the "Common Shares") and one (1) Warrant to purchase one (1) share of Common Stock (the "Units"). The shares of voting common stock issuable upon the exercise of the warrants are referred to herein as the "Underlying Shares." In connection with the proposed public offering and above-described registration statement, we have reviewed the following:

1. The Certificate of Incorporation and amendments thereto of the Company;

2. The By-Laws and amendments thereto of the Company;

3. The minute books of the Company; and

On the basis of such investigation and the examination of such other records as we deemed necessary, we are of the opinion that:

a) the Company has been duly incorporated and is validly existing under the laws of the State of Delaware;

b) the 2,000,000 Units have been duly and validly authorized;

c) the 2,000,000 Common Shares have been duly and validly authorized and, when certificates therefor have been duly authenticated, delivered and paid for in accordance with all applicable laws and agreements, will be duly and validly issued, fully paid and nonassessable; and

d) the 2,000,000 Underlying Shares have been duly and validly authorized and,
(i) assuming the Underlying Shares will be duly and validly authorized as of the date of issuance and (ii) when certificates therefor have been duly authenticated, delivered and the Underlying Shares have been paid for in accordance with all applicable laws and the Warrant Resolution, the Underlying Shares will be duly and validly issued, fully paid and nonassessable.

4. The 2,000,000 Warrants have been duly and validly authorized and, when the Warrants have been duly authenticated, delivered and paid for in accordance with all applicable laws and the Warrant Resolution, the Warrants will be valid and binding obligations of the Company enforceable against the Company, except that such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         We consent to the use of our name under the caption "Legal Matters" in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the 1933 Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                      Sincerely,

                                      BRASHEAR & ASSOCIATES, P.L.

                                      /s/ Bruce Brashear

                                      Bruce Brashear, Esq.